EXHIBIT 10.41
                        TERMINATION AGREEMENT


   This Termination Agreement is entered into between California Energy Company, Inc. (the "Company") and Richard R. Jaros (the "Executive") as of December 9, 1993 in order to terminate the Employment Agreement between the Company and the Executive dated as of January 8, 1992, as amended on April 5, 1993 (as so amended, the "Employment Agreement").

   The Company and the Executive agree to terminate the Employment Agreement pursuant to the following terms and conditions:

1. Effective upon the payment by the Company to the Executive of a lump sum of $250,000, less any applicable withholding taxes (such sum payable in part as a bonus in recognition of the Executive's meritorious service under the Employment Agreement and in part as a severance payment in consideration for the Executive's agreement to terminate the Employment Agreement prior to the end of its term), the Employment Agreement (except the provisions of Section 6 thereof) shall be terminated as of December 31, 1993. The Company and the Executive agree that the confidentiality provisions and post-employment restrictions of Section 6 of the Employment Agreement shall continue to apply so long as Executive serves as Chairman of the Board or otherwise as an officer of the Company and for a two-year period thereafter. The parties acknowledge that this termination of the Employment Agreement shall not in any way affect (i) the Executive's 401(k) account balance as of December 31, 1993, which may remain in the plan (although no further contributions to the 401(k) plan will be made by the Executive) or (ii) the continued vesting or other terms of the 410,000 stock options previously granted to the Executive under separate Agreements of Grant with the Company dated December 5, 1991, January 8, 1992 and December 2, 1992.

2. The Company and the Executive acknowledge that, effective January 1, 1994 the Executive shall serve as Chairman of the Board (an officer position under the Company's By-laws) at the pleasure of the Company's Board of Directors ("Board") and shall be entitled to receive such fee, if any, as the Board from time to time deems appropriate but not in excess of the $25,000 per annum fee established by Board resolution at the Board's December 7, 1993 meeting and that any such employment as Chairman of the Board or otherwise as an officer of the Company shall be at-will and may be terminated without notice at any time by the Board or the Executive without liability of any kind. It is understood that the at-will nature of Executive's employment as an officer does not affect any rights of Kiewit Energy Company ("Kiewit") to nominate Executive as a director of the Company under the existing Shareholders Agreement, as amended, between the Company and Kiewit. The Company and the Executive also acknowledge that until March 31, 1994 (in order to provide the Executive with a reasonable interim coverage period in which to transfer his medical plan participation) he shall be entitled to participate in the Company's medical benefits plans under the terms and conditions available to other employees.

3. Upon payment of the $250,000 lump sum (less any applicable withholding taxes) and this Termination Agreement becoming effective in accordance with the terms of paragraph 1, the following release shall become effective:

   The Executive, on behalf of himself, his successors, assigns, agents and persons claiming through him or on his behalf, shall release and forever discharge the Company, its partners, employees, agents, representatives, attorneys, assigns and successors in interest, from any and all claims, actions, causes of action, liabilities, demands, losses and damages of any kind whatsoever, whether known or unknown, suspected or unsuspected, which now exist or which may hereafter accrue, arising out of or relating to any facts occurring prior to the effective date of this Termination Agreement. The released claims shall include, but not be limited to, all claims, issues, obligations or liabilities relating to the termination of the Employment Agreement.

4. Miscellaneous: This Termination Agreement may only be amended or modified by a written agreement executed by both parties.

   This Termination Agreement shall be governed by and construed in accordance with the internal laws of the State of Nebraska.

IN WITNESS WHEREOF, the Company and the Executive have entered into this agreement as of December 9, 1993, which shall become effective as set forth in Section 2 above.

                                    CALIFORNIA ENERGY COMPANY, INC.


                                    By: /s/ Steven A. McArthur
                                          Steven A. McArthur
                                          Vice President


                                    EXECUTIVE


                                    By: /s/ Richard R. Jaros
                                          Richard R. Jaros